CERTIFICATE OF CONVERSION
TO LIMITED LIABILITY COMPANY
OF SLM FUNDING CORPORATION

FIRST:    SLM FUNDING CORPORATION was incorporated on July 26, 1995 under the laws of the State of Delaware.

SECOND:    SLM FUNDING CORPORATION was the name of the entity to be converted to a Delaware limited liability company immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

THIRD:    The name of the Delaware limited liability company into which SLM FUNDING CORPORATION will be converted is SLM FUNDING LLC.

FOURTH:    This conversion has been approved in accordance with the provisions of Section 266(b) of the Delaware General Corporation Law, as amended.

FIFTH:    The conversion shall become effective at 11:59 p.m. eastern standard time on December 31, 2002.

IN WITNESS WHEREOF the undersigned has executed this Certificate of Conversion to Limited Liability Company of SLM FUNDING CORPORATION this 11th day of December, 2002.

/s/ CAROL R. RAKATANSKY
Carol R. Rakatansky, Authorized Person